Exhibit 99.1

T STAMP INC

(‘Trust Stamp’ or ‘The Company’)

Trust Stamp achieves revenue increase of 309% and gross profit increase of 915% for Q3 2022

Atlanta, GA, November 10, 2022 — Trust Stamp (Nasdaq: IDAI), a global provider of AI-powered trust and identity services used globally across multiple sectors, provides a business update and commentary on reported financial results for the three months ended September 30, 2022 (“Q3 2022”).

Gareth Genner, Chief Executive Officer, comments: “We achieved a 309% year-over-year increase in revenue and a 915% increase in gross profit for Q3 2022, as well as a 208% increase in revenue and 354% in gross profit for the nine months ended September 30, 2022. We continue to deliver growth across our business platforms, which span enterprise, government, and peer-to-peer markets.”

“Our technology has garnered interest across multiple government use cases in the United States and internationally, as governments look to update their security infrastructure and implement the latest solutions in privacy and biometrics. Towards this end, we recently unveiled our new government-focused, privacy-first identity technology, Privtech™, and received registered trademark status for the Privtech solution from the US Patent and Trademark Office.”

"Over the past two years, Trust Stamp has been working diligently to transition from the model we used with our early customers--building custom platforms and custom solutions--to a model that provides scalability and a SaaS revenue model. Our end-to-end Identity Orchestration Platform dramatically decreases integration time and increases client flexibility to tailor a Trust Stamp solution to meet their specific need, as well as opening access to a market that relies on low-code partner integrations. We are at an inflection point for our Orchestration Platform, as multiple customers are now using the platform. We are beginning to see exciting results, as our platform offers rapid deployment across devices and platforms, with custom workflows that seamlessly orchestrate trust across the identity lifecycle for a consistent user experience in processes for onboarding, including know-your-customer (KYC) and anti-money laundering (AML) regulations, multi-factor authentication, account recovery, fraud prevention, compliance, and more.”

“Trust Stamp now has multiple customers already using the Orchestration Layer. Notably, our channel partner Fidelity Information Services, LLC (FIS) is utilizing the Orchestration Layer and has signed a number of customers, five of which have integrated in the past month alone, and another six are expected in the next several months. Another one of Trust Stamp’s clients transitioned from the traditional Trust Stamp model to the Orchestration Layer, and Trust Stamp immediately saw a four-fold increase in utilization and revenue from that client, reinforcing our belief that the simplicity of our new platform will lead to higher usage. It’s important to note that the platform delivers high gross margins, ranging from 80-95%, which will further contribute to our bottom line. Over the coming five quarters, the Orchestration Layer rollout is expected to service a growing volume of customers with much faster integration times, and we believe the commercial potential is very significant."

“Looking ahead, we anticipate a number of meaningful growth opportunities for our software products in the Alternative to Detention Program and other in-community case management services for federal and state agencies. We have a ten-year technology services agreement with Mastercard International, whereby Trust Stamp is paid to develop and host software solutions utilizing the IT2, support Mastercard’s implementations, and is paid on a “per use” basis for all transactions utilizing its technology. Under this agreement, Trust Stamp has received guaranteed minimum annual payments on account of usage, but we anticipate significant use-based revenue starting in late 2023 and growing year-on-year thereafter. Our R&D team continues to develop products and work with partners and industry organizations in other sectors that offer significant market opportunities, in particular, the travel, healthcare, Metaverse platform, and cryptographic key and account credential safekeeping sectors. We believe we have built a highly scalable business that is committed to innovating secure, privacy-first identity, and trust verification solutions.”

Financial Performance Overview

Revenue

Net revenue increased by $1.02 million or 308.5%, to $1.35 million for Q3 2022, compared to $330 thousand for Q3 2021. This increase was primarily due to revenue contracts executed by new and existing customers. Net revenue for the nine months ended September 30, 2022 increased by $3.30 million, or 208.4%, to $4.88 million, compared to $1.58 million for the nine months ended September 30, 2021.

Gross Profit

Gross profit increased by $739 thousand or 914.8% for Q3 2022 compared to the same period last year, and gross profit margin improved to 60.8% for Q3 2022, compared to 24.5% for Q3 2021. The improvement was due in part to the Company’s prior investment in research and development, which enabled the utilization of existing technologies with relatively nominal implementation costs for new deployments. Gross profit increased by $2.58 million, or 353.9%, for the nine months ended September 30, 2022, compared to the same period last year, and gross profit margin improved by 21.7% from 46.1% for the nine months ended September 30, 2021, to 67.8% for the nine months ended September 30, 2022.

Research and Development

Research and development (R&D) costs for Q3 2022 were $778 thousand for Q3 2022, compared to $579 thousand for Q3 2021. R&D costs were $1.77 million for the nine months ended September 30, 2022, compared to $1.13 million for the same period last year, reflecting the increase in R&D personnel to support an accelerated product roadmap.

Selling, General, and Administrative Expenses

Selling, general, and administrative (SG&A) expense was $3.28 million for Q3 2022, compared to $2.29 million for Q3 2021. SG&A expense was $9.01 million for the nine months ended September 30, 2022, compared to $6.10 million for the nine months ended September 30, 2021. The increase in SG&A expense during the three and nine months ended September 30, 2022, was primarily driven by investment in personnel to support growth initiatives. SG&A for the nine months ended 2022 also included legal and professional services fees, as well as other one-off fees and costs related to the listing of the Company’s common stock on the Nasdaq Capital Market in the first quarter of 2022.

Operating Loss

Operating loss was $3.44 million for Q3 2022, compared to $2.94 million for Q3 2021. Operating loss was $8.02 million for the nine months ended September 30, 2022, compared to $6.92 million for the nine months ended September 30, 2021. While total operating costs, including cost of services, depreciation and amortization, R&D, and SG&A, increased by 46.6% or $1.52 million, it took only $3.55 to produce $1.00 in net revenue in the three months ended September 30, 2022, versus $9.90 in total operating expense to produce $1.00 in net revenue in the three months ended September 30, 2021; an improvement of 64.1% and an indicator of better operating efficiencies during the comparative periods.

Net Loss

Net loss was $3.44 million or $0.15 per basic and diluted share for Q3 2022, compared to $3.04 million or $0.16 per basic and diluted share for Q3 2021. Net loss was $8.05 million or $0.35 per basic and diluted share for the nine months ended September 30, 2022, compared to $7.03 million or $0.37 per basic and diluted share for the nine months ended September 30, 2021.

Liquidity and Capital Resources

As of September 30, 2022, and December 31, 2021, the Company had approximately $2.93 million and $3.48 million of cash, respectively. Total working capital as of September 30, 2022, was $1.65 million, compared to $3.36 million as of December 31, 2021. As of September 30, 2022, and December 31, 2021, the Company had no long-term debt. Total stockholders’ equity was $3.76 million as of September 30, 2022, compared to $5.03 million as of December 31, 2021.

A copy of the Company’s quarterly report on Form 10-Q for the third quarter ended September 30, 2022, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.

About Trust Stamp

Trust Stamp, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in nine countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The company was founded in 2016 by Gareth Genner and Andrew Gowasack.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Trust Stamp	Email: Shareholders@truststamp.ai

Gareth Genner, Chief Executive Officer

Investor Relations	Tel: +1 212-671-1021

Crescendo Communications	Email: idai@crescendo-ir.com